Exhibit 99.1

Magellan Health Services, Inc.

Segment Membership Data

 (In thousands)

	Membership data as of
	December 31,	March 31,	June 30,	September 30,	December 31,
Segments	2002	2003	2003	2003	2003
Health Plan Solutions	41,717	41,850	41,403	41,314	41,212
Employer Solutions	16,909	16,045	15,453	14,725	14,696
Public Sector Solutions	3,461	3,273	2,646	2,665	2,717
Total	62,087	61,168	59,502	58,704	58,625